EXHIBIT 3.4.3

                             MASTER AGENT AGREEMENT


         This Agent Agreement (the "Agreement") is effective immediately when signed by authorized principals of both PowerSource Corporation, ("Company") and Energy Wize ("Agency"). This agreement is executed and effective for one year from the date signed.

         WHEREAS, the Company provides the resale of Electricity ("Services");
and

         WHEREAS, the Agency is engaged in the business of providing customer procurement services; and

         WHEREAS, the Company desires the services of Agency as an independent contractor in marketing such services to its customers on the behalf of the Company.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT:

1.       RIGHT TO SELL ELECTRICITY RESALE SERVICES.

         (a) The Company hereby grants Agency the right to sell the Company's Electricity Resale Services, and Agency hereby agrees to solicit customers for the benefit of the Company, all pursuant to the terms and conditions of this Agreement.

         (b) Agency shall sell Electricity Resale Services at the rates and on the other terms and conditions prescribed by the Company from time to time.

         (c) All customers and customer orders submitted to the Company by Agency (including those submitted by Agency through Agency's employees or representatives) shall be submitted in accordance with Company policies and procedures as communicated to Agency from time to time, and shall be subject to acceptance by the Company and, if accepted, such customers shall become customers of the Company and not of any other party, including Agency (herein referred to as the "Solicited Customers" and individually as a "Solicited Customer").


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



2. INDEPENDENT CONTRACTOR. In fulfilling its obligations to the Company, under this Agreement, Agency is acting as an independent contractor of the Company, and not as a partner, co-venturer, employee, franchisee or representative of the Company. Agency shall have no right, power or authority to make any representations or enter into any agreement for, or on behalf of, or incur any obligation or liability, of, or to otherwise bind the Company. Except as specifically agreed to by the Company in writing, the Company shall not reimburse Agency for any expenses incurred by Agency or any fringe benefits in connection with this Agreement. Agency shall have full responsibility for withholding taxes, social security withholding, workers' compensation, withholding, unemployment withholding or any similar taxes or charges attributable to Agency or Agency's employees or representatives.


3. COMPENSATION

         (a) Company shall pay Agency a bonus and commission for each customer obtained by Agency pursuant to Exhibits "A" and "B". Agency's compensation shall be computed as set forth on Exhibits "A" and "B" attached hereto. Company shall pay commissions and bonus based upon services provided to the customer with the dates and compensation structures set forth in Exhibits "A", and "B".

         (b) Notwithstanding anything herein to the contrary, no commission shall be due Agency for any customer that is an existing customer of Company at the time Service is ordered.


4. TERM. The initial term of this Agreement shall commence on the date hereof and shall continue for one (1) year thereafter unless earlier terminated pursuant to Section 5 (the "Initial Term"). Thereafter, this Agreement shall be renewed automatically for successive one-year terms (each a "Renewal Term"), unless earlier terminated pursuant to Section 5.


5. TERMINATION

         (a) Agency may terminate this Agreement by giving the Company at least sixty (60) days prior written notice and the Company may terminate this Agreement by giving Agency at least thirty (30) days prior written notice.

         (b) If either party fails to perform or comply with any provision of this Agreement, or if Agency fails to perform or comply with any provision of the Confidentiality, Non-Compete and Non-Solicitation Agreement described in Section 9 of this Agreement, the non-breaching party may, at its option, immediately terminate this Agreement.

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

         (c) Upon termination, the provisions of this Agreement shall have no further force or effect; provided, however, that Sections 5, 7, and 9 hereof shall survive indefinitely.

6. COVENANTS OF AGENCY.

         (a) Agency agrees not to make any false or misleading statements concerning the Company, including, but not limited to, the Company's business services, performance, commitments and fees, and Agency understands that any such statement shall constitute a breach of this Agreement which, in the sole discretion of the Company, is cause for immediate termination thereof.

         (b) Agency agrees to comply with all federal, state, and local laws governing the sale of services on behalf of the Company, including, but not limited to, any licenses or permits that may be required in order to perform the activities or satisfy the duties and obligations under this Agreement.

         (c) Agency agrees not to use any written materials to advertise, to solicit customers or take customer orders for the Company other than those written materials provided or approved in writing by the Company.

         (d) Agency agrees not to engage any other party to perform its activities or meet its duties or obligations hereunder without the prior written consent of the Company.

7. INDEMNIFICATION. Agency shall indemnify, defend and hold harmless the Company and its officers, directors and affiliates from and against any and all losses, liabilities, damages, costs, claims and expenses (including reasonable attorney's' fees and disbursements) sustained or incurred by the Company as a result of (I) any breach of this Agreement by Agency or its employees or representatives, (ii) any breach of Agency's representations or warranties as set forth herein, (iii) any act of negligence or willful misconduct by Agency or its employees or representatives, or (iv) any claim made against the Company by a third party, including any federal, state or local regulatory agency, or any entity organized for the purpose of providing consumer protection, which arises out of the acts or omissions of Agency, whether or not related to Agency's performance under the terms and conditions of this Agreement. Agency hereby agrees that the Company shall have the right to offset Agency's indemnification liability arising out of this Section 7 against any Fees due to Agency.

8. NOTICES. Any and all notices or other communications required or permitted by any provision of this Agreement shall be in writing and shall be hand-delivered, or mailed by certified mail, return receipt requested, and shall be deemed to be given, dated and received when so hand delivered or, if mailed, 48 hours after the time of mailing, to the Company, PowerSource Corporation. at 3660 Wilshire Blvd., Suite 1104 Los Angeles, California 90010 and the Agency at the address set forth at the end of this Agreement (or to such other address or addresses as either party may subsequently designate by notice given hereunder).


9. CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION.

         (a) During the Agency's business association with Company, Company may have disclosed, and may disclose, to the Agency, or may have given the Agency access to, customer files and lists, vendor files and lists, trade secrets, intellectual property, proprietary information, inventions, financial information and marketing, sales and billing techniques owned or developed by Company, and other information regarding the business, process or products of Company which is treated by Company as confidential or which the Agency has reasonable basis to believe is confidential ("Confidential Information").

         (b) The Agency agrees to use Confidential Information solely in connection with its business association with Company for Company's sole benefit, to maintain any Confidential Information in the strictest of confidence, and not to use, disclose or publish any such Confidential Information, directly or indirectly, in any other manner whatsoever.

9.1 NON-COMPETE/NON-SOLICITATION. The Agency agrees that during the period of the Agency's business association with Company and for a period of one (1) year thereafter, it will not, without the prior written consent of Company, directly or indirectly, engage in any of the following actions:

         (a) Render services, advice or assistance to any corporation, person, organization or other entity which develops, supports, designs, produces, markets, related to the sale of electricity.

         (b) Induce, solicit, endeavor to entice or attempt to induce any customer, supplier, licensee, licensor or other business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any such customer, vendor, licensee, licensor or other business relation and Company.

         (c) Induce, solicit, endeavor to entice or attempt to induce any employee of Company to leave the employ or Company, or to work for, render services or provide advice to or supply confidential business information or trade secrets of Company to any third person or entity, or in any way interfere adversely with the relationship between any such employee and Company.

10. MISCELLANEOUS.

         (a) AMENDMENT, WAIVER AND THIRD PARTY BENEFICIARIES. This Agreement may Not be amended orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought. No delay or failure on the part of the Company to exercise any power or right hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other further exercise thereof, or the exercise of any other power or right. The Company and Agency acknowledge and agree that this Agreement is not intended by the parties to create any third party beneficiary rights.

         (b) PARTIAL INVALIDITY. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not effect other provisions or applications which can be given effect, and this Agreement shall be construed as if the lawful and unenforceable provision or application had never been contained hereby or prescribed hereby.

         (c) GOVERNING LAW, SUBMISSION TO JURISDICTION. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law, and not the law of conflicts of law, of the State of California. EACH OF THE PARTIES HERETO CONSENTS AND AGREES TO THE JURISDICTION OF ANY STATE COURT SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, OR ANY FEDERAL COURT SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN.

         (d) ASSIGNMENT. This Agreement shall be binding upon the Company and Agency their successors and assigns and shall inure to the benefit of Agency and the Company and their successors and assigns; provided, however, that Agency shall not be permitted to assign Agency's rights and obligations under this Agreement without the prior written consent of the Company.

11. LIMITATION OF LIABILITY AND RIGHTS TO OFFSET. The Company's liability to Agency shall be for prompt payment of commissions due. Neither the Company nor its affiliates, subsidiaries, suppliers, parent corporation(s), nor any of its parent affiliates or subsidiaries shall be liable to Agency or any third party for any special, indirect, incidental, or consequential damages (Including lost profits) arising from or relating to this agreement. Including without limitation damages claimed as a result of failure or delay of Company in approving prospective customers, or damages claimed as a result of any temporary or permanent failure of the availability or performance of Companies services. Company's liability for all, whether based in contract, tort (Including without limitation, strict liability and negligence), warranty or on other legal or equitable grounds shall be limited solely to money damages and shall not exceed the amount of commissions due Agency.

         (a) Company agrees that Agency shall not be liable to Company for any incidental, consequential, indirect, or special damages, including lost revenues or profits, arising from or relating to this Agreement, except in the event that such damages stem from a willful breach or act of gross negligence by Agency relating its obligations under this agreement.

         (b) Agency agrees to hold harmless and indemnify Company, its subsidiaries, officers, directors, and assigns from any and all claims of third parties arising from acts, whether willful, negligent, intentional, or fraudulent, that may be committed by Agency, its employees, subcontractors, or representatives.

         (c) In the event Company is required to pay to any third party any claim for moneys allegedly owed by Agency, Company shall have a right to offset any such amount required to be paid by Company against commissions due Agency. In the event any such claim is made against Company, Company agrees to promptly notify Agency of such claim so that Agency will have an opportunity to take such actions as Agency deems proper with respect to such claim.

12. FORCE MAJEURE

Company shall not be liable for, and is excused from, any failure to perform or for delay in the performance of its obligations under this Agreement due to causes beyond its reasonable control, including without limitation, interruptions of power or communications services, failure of Company suppliers or subcontractors, act of nature, governmental actions, fire flood, natural disaster, or labor disputes.

13. VERIFICATION OF ORDERS

Agency agrees to follow Company's approved verification process as specified by the Company from time to time. Agency agrees and represents that a minimum of 80% of all orders submitted to verification company will successfully pass through such verification process. In the event that more than 20% of the orders submitted by Agency do not pass successfully through the verification process, the Agency agrees that the Company can deduct from the moneys otherwise due Agency an amount equal to $1 per transaction for all transactions over the 20% bad orders.


14. SUBCONTRACTING

Agency agrees that any subcontracting with individuals or entities will only be allowed if performed under a contract with Agency that includes the specific language of Sections 6, 7, 9, 9.1, 13, and 14. A copy of all subcontractor contracts must be provided to PowerSource immediately upon execution by Agency. (The compensation portions of these copies of subcontractor contracts, however, may be "Blacked out") Agency is directly responsible to ensure subcontractors comply with these covenants and fully understands that actions of its subcontractors are as if performed by Agency. If it is found that Agency is subcontracting without these provisions in place, with copies of these contracts provided to the Company in a timely manner, this contract can be terminated immediately with no further commissions due Agency.


15. COORDINATION BETWEEN COMPANY AND AGENCY

         (a) START-UP SCHEDULE: Agency will test the script, verification process, and other procedures associated with the conversion of customers to Company using the Direct Access Service Request process. This test period will last long enough to verify that all business relationships and electronic transfers between parties are operating properly.

         (b) TARGETED LEVEL OF CUSTOMER GROWTH : Agency will update Company on an "as needed" basis, but in no case less than once a week, of the sales completion progress activities. Company and Agency will jointly set monthly target levels of projected customer growth for at least the first full year of activity under this Agreement.

         (c) TARGETED GEOGRAPHIC AREAS: Company will specify particular geographic areas in which to concentrate sales efforts. In all cases this will be within California and within the existing service territories of the three Utility Distribution Companies (UDCs) that have been restructured under state law. Company will provide Agency with the Area Codes and three-digit prefixes to the phone numbers in these targeted areas.


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

16. ENTIRE AGREEMENT

         (a.) INTEGRATION. This Agreement contains the full, final and exclusive statement of the agreement between the parties hereto relating to all matters set forth herein and supersedes all other oral and written understandings to the contrary.

         (b.) COUNTERPARTS. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.



Dated: 7/1/1999                             Dated: 7/1/1999
      -------------------------                   ------------------------

Energy Wize                                 PowerSource Corporation

/s/ George W. Lancatupe                     /s/ E. Douglas Mitchell
-------------------------------             ------------------------------
George W. Lancatupe                         E. Douglas Mitchell
-------------------------------             ------------------------------
Title Vice President                        Title President

                                            3660 Wilshire Blvd., Suite 1104
                                            Los Angeles, California 90069
                                            Phone: 213-383-4443
                                            Fax:   213-383-4464

###-##-####
---------------------------
Social Security or Federal I.D. No.

                                    EXHIBIT A

                           MONTHLY RESIDUAL COMMISSION



Product: POWERGREEN 100

         Pricing Plan:

                  The Agency Commission Matrix shown below shall be used to calculate the commissions due Agency for the customers provided to PowerSource. This matrix provides the commission rate, in cents/kWh, to be applied to the aggregated electric load of customers on a monthly basis to determine the commission due Agency. This Matrix provides the following values for these rates based on the type of customer (Residential or Commercial) and the tenure of the agreement of that customer from its inception.

         Customers signed prior to 12-22-99

                  --------------------------------- ------------------- ------------------ ------------------
                  TYPE OF CUSTOMER                    1ST 12-MONTHS       2ND 12-MONTHS    REMAINING PERIOD
                  --------------------------------- ------------------- ------------------ ------------------
                  Residential                          $0.0060/kWh         $0.0040/kWh        $0.0030/kWh
                  Commercial                           $0.0045/kWh         $0.0030/kWh        $0.0017/kWh
                  --------------------------------- ------------------- ------------------ ------------------


         All Customers signed after 12-22-99

                  --------------------------------- ------------------- ------------------ ------------------
                  TYPE OF CUSTOMER                    1ST 12-MONTHS       2ND 12-MONTHS    REMAINING PERIOD
                  --------------------------------- ------------------- ------------------ ------------------
                  Residential                          $0.0040/kWh         $0.0040/kWh        $0.0040/kWh
                  Commercial                           $0.0040/kWh         $0.0040/kWh        $0.0040/kWh
                  --------------------------------- ------------------- ------------------ ------------------


         Payment Schedule:

                  PowerSource shall pay commissions on the twentieth (20th) day of each month after PowerSource has received customer's payment. During the term of this Agreement, Agency shall be entitled to an ongoing commission for so long as Agency's Accounts continue to purchase Electricity Services from PowerSource or its subsidiaries or affiliates.

                                    EXHIBIT B

                                ACQUISITION BONUS

         Description:

                   Agency will earn an Acquisition Bonus as listed below for every confirmed sale. A confirmed sale is a sale in which the customer is been successfully DASR'ed (transfer is accepted by their current utility).

                        TYPE OF CUSTOMER                       ONE-TIME
                                                          ACQUISITION BONUS
                     Residential/Commercial                 $7.50/customer


         Payment Schedule:

                 Acquisition Bonus' will be paid out to Agency every 15th and 31st from confirmed sale. A confirmed sale is a sale in which the customer is been successfully DASR'ed (transfer is accepted by their current utility).

         Charge Back:

                 A customer Charge Back will be assessed to Agency if a customer, procured by Agency, cancels their service with PowerSource within the customer's first two (2) PowerSource billing cycles. The Charge Back is equaled to the Acquisition Bonus paid out by PowerSource.

                                    EXHIBIT C
                                     AMENDED
                               COMMISSION SCHEDULE

         Exhibit "C" alters the commission schedule between the parties for all customers procured by Agency from this 22nd of June, 2000 and forward into the future. Commission schedule Exhibit "A" found herein will remain enforce and unchanged for all customers procured by Agency prior to Exhibit "C" execution.

Description:

    Agency will earn a commission as listed below for every confirmed sale. A confirmed sale is a sale in which the customer is been successfully DASR'ed (transfer is accepted by their current utility).

                                              ONE-TIME
               TYPE OF CUSTOMER               ACQUISITION BONUS
               Residential/Commercial         $12.00/customer

Payment Schedule:

    Acquisition Bonus' will be paid out to Agency on the 15th and 31st of each month from confirmed sale. A confirmed sale is a sale in which the customer is been successfully DASR'ed (transfer is accepted by their current utility).


Charge Back:
    A customer Charge Back will be assessed to Agency if a customer, procured by Agency, cancels their service with PowerSource within the customer's first two (2) PowerSource billing cycles. The Charge Back is equaled to the Acquisition Bonus.

    Company shall withhold 20% of Agency's commissions and place funds into a Deferred Commission Account assigned to Agency.

         (a). Company will draw down from Agency's assigned Deferred Commission Account in the amount equaled to Agency's commission pursuant to Exhibit "C" for each customer cancellation procured by Agency within the first two (2) Company billing cycles.

         (b). Funds remaining in the Deferred Commission Account after first two
         (2) Company billing cycles will be available to Agency.

Energy Wize                                 PowerSource Corporation

/s/ George Lancatupe                        /s/ E. Douglas Mitchell
-------------------------------             ------------------------------
George Lancatupe                            E. Douglas Mitchell
-------------------------------             ------------------------------
Title Vice President                        Title President